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As filed with the Securities and Exchange Commission on October 15, 2013

Registration No. 333-191575

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ABENGOA, S.A.
(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of Registrant's name into English)

Kingdom of Spain (State or other jurisdiction of incorporation or organization)	8711 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Campus Palmas Altas
C/ Energía Solar 1
41014, Seville, Spain
Tel: + 34 954 93 71 11
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Abengoa Solar Inc.
11500 West 13th Avenue
Lakewood, Co 80215
Tel: + 1 (303) 928 - 8500
Attn: Christopher Hansmeyer

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:
Christopher C. Paci DLA Piper LLP (US) 1251 Avenue of the Americas New York, New York 10020-1104 + 1 (212) 335-4500	Michael J. Willisch Davis Polk & Wardwell LLP Paseo de la Castellana, 41 28046 Madrid + 34 91 768 9610

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

           If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Class B shares, par value €0.01 per share(2)(3)(4)	$621,230,000	$80,205

(1)
Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(o) under the Securities Act.

(2)
Includes Class B shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the Class B shares are first bona fide offered to the public.

(3)
Includes Class B shares subject to the underwriters' option to purchase additional shares.

(4)
American depositary shares evidenced by American depositary receipts issuable upon deposit of the Class B shares registered hereby are being registered pursuant to a separate registration statement on Form F-6 (Registration No. 333-191599). Each American depositary share represents five Class B shares.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

 Explanatory Note

        Abengoa, S.A. has prepared this Amendment No. 2 to the Registration Statement on Form F-1 (File No. 333-191575) for the purpose of filing Exhibit 1.1 to the Registration Statement with the Securities and Exchange Commission. This Amendment No. 2 does not modify any provision of the Prospectus that forms a part of the Registration Statement and accordingly such Prospectus has not been included herein.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers

        The registrant maintains an insurance policy that protects its directors and officers from liabilities incurred as a result of actions taken in their official capacity.

        Under Spanish law, our directors shall be liable to the company, the shareholders and the creditors of the company for any damage they cause through acts or omission contrary to the law or our by-laws, or through acts or omissions carried out breaching the duties inherent to holding a director position. Any other person acting as a director in fact shall be personally responsible on this basis as well.

Item 7.    Recent Sales of Unregistered Securities

        During the past three years, we issued securities which were not registered under the Securities Act as set forth below.

  •
  On October 28, 2010, our direct, wholly-owned subsidiary, Abengoa Finance, S.A.U., issued $650,000,000 aggregate principal amount of 8.875% Senior Notes due 2017 in an offering exempt from registration pursuant to Rule 144A and Regulation S under the Securities Act. The placement agents for the transaction were Credit Suisse Securities (Europe) Limited, Citigroup Global Markets Limited, Deutsche Bank AG, London Branch and Merrill Lynch International. The 8.875% Senior Notes due 2017 are guaranteed on a senior basis by us and certain of our subsidiaries. The net proceeds from the offering were approximately $642,240,000.

  •
  On November 4, 2011, we issued 17,142,858 Class B shares and warrants to purchase an additional 4,020,124 Class B shares from FR Alfajor Holdings S.à.r.l. for a purchase price of €300 million in a private placement pursuant to Section 4(2) and Regulation S under the Securities Act. FR Alfajor Holdings S.à.r.l. is a wholly owned subsidiary of First Reserve Fund XII, L.P., which is a fund affiliated with First Reserve Corporation.

  •
  On October 22, 2012, we increased our Class B share capital by 430,450,152 shares, charged to our freely available reserves, for no consideration to all existing shareholders on the basis of four Class B shares for each Class A share or Class B share which they held. The Class B shares issued to existing shareholders pursuant to this four-to-one stock split were exempt from registration pursuant to Section 3(a)(9) under the Securities Act.

  •
  On January 17, 2013, we issued €400,000,000 aggregate principal amount of 6.25% Senior Unsecured Convertible Notes due 2019 in an offering exempt from registration pursuant to Rule 144A and Regulation S under the Securities Act. The placement agents for the transaction were Citigroup Global Markets Limited. Deutsche Bank AG, London Branch, and Natixis. The net proceeds from the offering were approximately €388,500,000. Our 6.25% Senior Unsecured Convertible Notes due 2019 are convertible into fully paid Class B shares of the Company credited in the number determined by dividing the aggregate nominal amount of the Notes by the applicable conversion price.

  •
  On February 5, 2013, our direct, wholly-owned subsidiary, Abengoa Finance, S.A.U., issued €250,000,000 aggregate principal amount of 8.875% Senior Notes due 2018 in an offering exempt from registration pursuant to Rule 144A and Regulation S under the Securities Act. The placement agents for the transaction were HSBC Bank plc, Credit Suisse Securities (Europe) Limited, Banco Santander, S.A., Bankia, S.A., Merrill Lynch International and Société Genérale. The 8.875% Senior Notes due 2018 are guaranteed on a senior basis by us and certain of our subsidiaries. The net proceeds from the offering were approximately €245,500,000.

  •
  On October 3, 2013, our direct, wholly-owned subsidiary, Abengoa Finance, S.A.U., issued €250,000,000 aggregate principal amount of additional 8.875% Senior Notes due 2018 that constitute a further issuance of, and form single series with, the 8.875% Senior Notes due 2018 issued in February 2013 in an offering exempt from registration pursuant to Rule 144A and Regulation S under the Securities Act. The placement agents for the transaction were Citigroup Global Markets Limited and Morgan Stanley & Co. International plc. The 8.875% Senior Notes due 2018 are guaranteed on a senior basis by us and certain of our subsidiaries. The net proceeds from the offering were approximately €246,500,000.

Item 8.    Exhibits and Financial Statement Schedules

(a)
Exhibits

Exhibit Number	Description
1.1	Form of Underwriting Agreement
3.1*	Bylaws
4.1*	Specimen certificate evidencing American Depositary Receipt (included in Exhibit 4.2)
4.2*	Form of Deposit Agreement among the Registrant, the depositary and all registered holders and beneficial owners of the American Depositary Shares
5.1*	Opinion of DLA Piper Spain as to certain Spanish legal matters
8.1*	Opinion of DLA Piper Spain as to Spanish tax matters (included in Exhibit 5.1)
8.2*	Opinion of DLA Piper LLP (US) as to U.S. tax matters
10.1*	Form of Agreement between executives and Abengoa, S.A. for acquisition of shares of Abengoa, S.A.
10.2*	2011 Extraordinary Variable Compensation Plan of Abengoa, S.A.
10.3*	Registration Rights Agreement, dated as of November 4, 2011, between Abengoa, S.A. and FR Alfajor Holdings S.à.r.l.
10.4*	Shareholder's Agreement between Abengoa, S.A. and Inversión Corporativa, I.C., S.A. dated as of August 27, 2012
21.1*	List of Subsidiaries (incorporated by reference to Appendix I to the Annual Consolidated Financial Statements included with this registration statement)
23.1*	Consent of Deloitte, S.L.
23.2*	Consent of PricewaterhouseCoopers Auditores, S.L.
23.3*	Letter of PricewaterhouseCoopers Auditores, S.L.
23.4*	Consent of DLA Piper Spain (included in Exhibit 5.1)
23.5*	Consent of DLA Piper LLP (US) (included in Exhibit 8.2)
24.1*	Powers of Attorney (included on signature page to Registration Statement filed on October 4, 2013)

*
Previously filed

(b)
Financial Statement Schedules

        All schedules are omitted because they are not required, are not applicable or the information is included in the financial statements or notes thereto or the additional information thereto.

Item 9.    Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1)    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (2)    For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A, and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

        (3)    For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Madrid in the Kingdom of Spain on the 15th day of October, 2013.

ABENGOA, S.A.
By:	/s/ MANUEL SÁNCHEZ ORTEGA
	Name:	Manuel Sánchez Ortega
	Title:	Chief Executive Officer

        Pursuant to the requirements of the United States Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MANUEL SÁNCHEZ ORTEGA Manuel Sánchez Ortega	Chief Executive Officer and Director (Principal executive officer)	October 15, 2013
* Bárbara Zubiría Furest	Co-Chief Financial Officer, Capital Markets and Investor Relations (Principal financial officer)	October 15, 2013
* Jesús García-Quilez Gómez	Co-Chief Financial Officer, Financial Markets (Principal financial officer)	October 15, 2013
* Enrique Borrajo Lovera	Consolidation Officer (Principal accounting officer)	October 15, 2013
* Felipe Benjumea Llorente	Executive Chairman	October 15, 2013
* José B. Terceiro	Executive Vice-Chairman and Lead Director	October 15, 2013
* José Joaquín Abaurre Llorente	Director	October 15, 2013
* José Luis Aya Abaurre	Director	October 15, 2013
* José Borrell Fontellés	Director	October 15, 2013

Signature	Title	Date

* María Teresa Benjumea Llorente	Director	October 15, 2013
* Javier Benjumea Llorente	Director	October 15, 2013
* Mercedes Gracia Díez	Director	October 15, 2013
* Ricardo Martínez Rico	Director	October 15, 2013
* Claudi Santiago Ponsa	Director	October 15, 2013
* Ignacio Solís Guardiola	Director	October 15, 2013
* Fernando Solís Martínez-Campos	Director	October 15, 2013
* Carlos Sundheim Losada	Director	October 15, 2013
* Alicia Velarde Valiente	Director	October 15, 2013

*By:	/s/ MANUEL SÁNCHEZ ORTEGA Manuel Sánchez Ortega Attorney-in-Fact

Signature of Authorized Representative in the United States

        Pursuant to the United States Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States for Abengoa, S.A., has signed this Registration Statement and any amendment thereto in the City of Oakland, State of California, on the 15th day of October, 2013.

/s/ CHRISTOPHER HANSMEYER
Name:	Christopher Hansmeyer
Title:	Authorized Representative

 Exhibit Index

Exhibit Number	Description
1.1	Form of Underwriting Agreement
3.1*	Bylaws
4.1*	Specimen certificate evidencing American Depositary Receipt (included in Exhibit 4.2)
4.2*	Form of Deposit Agreement among the Registrant, the depositary and all registered holders and beneficial owners of the American Depositary Shares
5.1*	Opinion of DLA Piper Spain as to certain Spanish legal matters
8.1*	Opinion of DLA Piper Spain as to Spanish tax matters (included in Exhibit 5.1)
8.2*	Opinion of DLA Piper LLP (US) as to U.S. tax matters
10.1*	Form of Agreement between executives and Abengoa, S.A. for acquisition of shares of Abengoa, S.A.
10.2*	2011 Extraordinary Variable Compensation Plan of Abengoa, S.A.
10.3*	Registration Rights Agreement, dated as of November 4, 2011, between Abengoa, S.A. and FR Alfajor Holdings S.à.r.l.
10.4*	Shareholder's Agreement between Abengoa, S.A. and Inversión Corporativa, I.C., S.A. dated as of August 27, 2012
21.1*	List of Subsidiaries (incorporated by reference to Appendix I to the Annual Consolidated Financial Statements included with this registration statement)
23.1*	Consent of Deloitte, S.L.
23.2*	Consent of PricewaterhouseCoopers Auditores, S.L.
23.3*	Letter of PricewaterhouseCoopers Auditores, S.L.
23.4*	Consent of DLA Piper Spain (included in Exhibit 5.1)
23.5*	Consent of DLA Piper LLP (US) (included in Exhibit 8.2)
24.1*	Powers of Attorney (included on signature page to Registration Statement filed on October 4, 2013)

*
Previously filed

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Explanatory Note
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 6. Indemnification of Directors and Officers
  Item 7. Recent Sales of Unregistered Securities
  Item 8. Exhibits and Financial Statement Schedules
  Item 9. Undertakings
SIGNATURES
Signature of Authorized Representative in the United States
Exhibit Index